Exhibit 10.1
RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into, and shall become effective, as of the 18 day of December, 2020 (the “Effective Date”) by and between MTS Systems Corporation, a Minnesota corporation (the “Company”), and Randy J. Martinez (“Executive”).

W I T N E S S E T H

WHEREAS, Executive is currently employed by the Company and his or her services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, or departments;

WHEREAS, the Company, Amphenol Corporation, a Delaware corporation (“Parent”) and Moon Merger Sub Corporation, a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2020, pursuant to which Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger” and the date on which the Merger is consummated, the “Closing Date”);

WHEREAS, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that, it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.Retention Bonus. Subject to the terms of this Agreement (including, without limitation, the terms of Section 3 of this Agreement regarding Executive’s contingent obligation to repay to the Company certain amounts paid to Executive hereunder and the terms of Section 4 regarding Executive’s obligation to cooperate with certain actions taken by the Company in connection with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) the Company shall pay to Executive a retention bonus in an amount equal to $1,440,000 (the “Retention Bonus”). Subject to the satisfaction of the terms contained in this Agreement, (a) fifty percent (50%) of the Retention Bonus shall be paid in cash in a lump sum as soon as practical following the Effective Date and no later than December 31, 2020 (the “First Retention Bonus” and the date on which such amount is paid, the “First Payment Date”) and (b) the remaining fifty percent (50%) shall be paid in cash in a lump sum within thirty (30) days following the first (1st) anniversary of the Closing Date (the “Second Retention Bonus” and the date on which such amount is paid, the “Second Payment Date”); provided that, in each case, Executive remains continuously employed by the Company or any of its affiliates through the First Payment Date or the Second Payment Date, as applicable. Such payment will be subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to employee benefit programs in which Executive is enrolled to the extent so provided under such programs subject to the terms of such plans.

2.Termination of Employment. Notwithstanding any provision in this Agreement to the contrary, if (a) Executive’s employment is terminated by the Company without “Cause” or if Executive resigns for “Good Reason” (each as defined below), in each case, prior to the Closing Date, the Company shall pay the Second Retention Bonus to Executive on the next administratively practical payroll date following the later of the Closing Date and the date the “Release” (as defined below) becomes effective or (b) Executive’s employment is terminated by the Company without Cause or as a result of death or Disability or if Executive resigns for Good Reason, in each case, on or after the Closing Date but prior to the first (1st) anniversary of the Closing Date, the Company shall pay the Second Retention Bonus to Executive within sixty (60) days following such termination of employment, in each of (a) or (b), subject to Executive’s execution and non-revocation of a release in the form attached hereto as Exhibit A (the “Release”). Executive shall not be entitled to receive all or any portion of the Second Retention Bonus if (x) Executive’s employment is terminated by the Company for Cause at any time or (y) Executive resigns without Good Reason at any time.

3.Repayment.

(a)Repayment Obligation. If, before the Closing Date, (i) Executive’s employment with the Company is terminated by the Company for Cause or Executive resigns for any reason other than Good Reason, or (ii) Executive breaches the terms of any restrictive covenant included in an agreement between the Company or any of its affiliates and Executive (but only if the Board determines prior to the Closing Date that such a breach occurred), then Executive shall repay to the Company an amount equal to the First Retention Bonus. Executive shall repay such amount to the Company no later than the fifteenth (15th) day following his or her termination of employment (such date, the “Repayment Date”).

(b)Interest for Late Payment; Fees Associated with Collection. If Executive fails to fully repay the First Retention Bonus to the Company on or prior to the Repayment Date, then any amount owed by Executive to the Company shall accrue interest at the prime rate as published in the Wall Street Journal on such Repayment Date (or, if the Wall Street Journal is not published on such date, on the next date on which it is published). If Executive fails to fully repay the First Retention Bonus as set forth in this Agreement and the Company refers the matter to an attorney or collection agency for collection, Executive agrees to pay all costs and reasonable attorney’s fees incurred by the Company in connection with such collection efforts.

(c)Authorization to Withhold from Payments. If Executive receives a demand to repay the First Retention Bonus, Executive agrees to promptly execute any additional documents or take any other action (including at the time his or her employment terminates) necessary or advisable to authorize the Company to withhold all amounts owed to Company for repayment obligations, interest and costs of collection from any final pay, final expense reimbursement or accrued but unused vacation from the amounts owed by the Company to Executive. The Company and Executive agree that nothing in this paragraph shall limit the Company’s rights to seek repayment from Executive by any other means.

(d)Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(i)“Cause” means any of the following: (A) the willful and continued failure by Executive (other than any such failure resulting from (I) Executive’s Disability, (II) any such actual or anticipated failure after the delivery of a notice of termination by Executive for Good Reason (which complies with the requirements set forth in the definition of Good Reason below), or (III) the Company’s active or passive obstruction of the performance of Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of Executive’s position with the Company after a written demand for substantial performance is delivered to Executive by the Chair of the Committee of the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed his/her duties or responsibilities; (B) the conviction of Executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair Executive’s ability to perform his or her duties or impair the business reputation of the Company; (C) the willful engaging by Executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (D) a material violation by Executive of the Company’s policies or codes of conduct.

(ii)“Disability” means Executive has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result, has become eligible for and begun receiving income replacement benefits under the terms of the Company’s long-term disability plan or policy as may be in effect from time to time.

(iii)“Good Reason” means, without Executive’s express written consent, any of the following: (A) the assignment to Executive of duties materially inconsistent with Executive’s authority, duties or responsibilities with respect to Executive’s position or any action by the Company that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity); (B) a material reduction in Executive’s base salary; (C) a material reduction in the budget over which Executive retains authority; (D) a change in the geographic location at which Executive must perform services for the Company greater than 25 miles from the prior location; and (E) any material violation of this Agreement by the Company. Executive shall be entitled to terminate employment for Good Reason only if: (x) Executive provides written notice to the Chair of the Committee of the existence of a condition specified in paragraphs (A) through (E) above within 90 days of the initial existence of the condition; (y) the Company does not remedy such condition within 30 days of the date of such notice; and (z) Executive terminates employment within 90 days following the last day of the remedial period described above.

4.Section 280G.

(a)Cut-Back. If the Retention Bonus, alone or in combination with any other payment or benefit payable or previously paid to Executive (collectively, “Payments”) would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Code (after a reduction for reasonable compensation for personal services rendered by Executive (or

Executive refraining from the performance of services in compliance with a non-competition covenant)), and (ii) as such, be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties incurred in connection with such excise tax, collectively referred to herein as the “Excise Tax”), then Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the Excise Tax or (b) paid in full, whichever produces the better net after-tax position to Executive. In such event, the reduction will occur in the following order: (x) reduction of cash payments; (y) cancellation of accelerated vesting of equity awards; and (z) reduction of other employee benefits. If acceleration of vesting of compensation from equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(b)Determinations. All determinations required to be made under this Section 4 shall be made by a nationally recognized accounting firm other than the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm no later than 15 business days following the Closing Date, including at any time prior to and in anticipation of the Closing (as defined in the Merger Agreement). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 4, all determinations as to present value shall use 120 percent of the applicable federal rate (determined under Section 1274(d) of the Code) compounded based on the nature of the payment, as in effect on the Closing Date, but if not otherwise specified, compounded on a semiannual basis. The determination by the Accounting Firm shall be final and binding on the Company and the Executive.

(c)Cooperation. In exchange for receiving any of the First Retention Bonus or the Second Retention Bonus, without limiting or otherwise affecting Executive’s obligations and entitlements under this Agreement, Executive agrees to cooperate with the Company to implement any measures intended to mitigate the amount or payment of any Excise Tax which are determined by the by the Committee as constituted as of immediately prior to the Closing Date, in its sole discretion, and with the Accounting Firm in making determinations as described in Section 4(b). Executive’s obligation to cooperate will include, without limitation, executing agreements with the Company that provide for clawback of payments previously made, modify the terms of (or implement) non-competition and other restrictive covenants, or modify the time any Payment is made. Except in connection with a reduction made pursuant to Section 4(a)

above, no mitigation measures may cause any Payments that Executive earned to be materially reduced without Executive’s written consent. For the avoidance of doubt, mitigation efforts shall not include entering into gross-up arrangements or issuing additional shares (except to the extent otherwise permitted under the Merger Agreement).

5.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its affiliates for any period of time, and Executive or the Company or any of its affiliates may terminate Executive’s employment at any time, and for any or no reason, subject only to the notice requirements set forth in Section 7 hereof.

6.Successors; Binding Agreement. This Agreement is enforceable by the Company and its affiliates and may, upon written notice to Executive, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

7.Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed:

(i)if to Executive, to the home address of Executive maintained in the Company’s business records, and if to the Company, to MTS Systems Corporation, 14000 Technology Drive, Attention: Senior Vice President, General Counsel, with copies to Vice President, HR Operations, or

(ii)to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.Governing Law; Forum Selection; Severability; Survival. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without regard to the principle of conflicts of laws. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Minneapolis, Minnesota, and agree that any claim under this Agreement shall be brought in any such court. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall terminate immediately following the Second Payment Date; provided, however, that if Executive has any outstanding obligation to repay the Company under Section 3 of this

Agreement, then Section 3 shall remain in full force and effect until the date on which Executive has fully satisfied his or her obligations under such Section; and, provided further, that Sections 5 through 10 (inclusive) shall remain in full force and effect following the termination of this Agreement to the extent necessary to carry out the full intent and purposes of each such Section.

9.Section 409A Compliance. The payments under this Agreement are intended to comply with or be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as “short-term deferrals” pursuant to Treasury regulation §1.409A-1(b)(4) and this Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A (“409A Penalties”). All references in this Agreement to Executive’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under this Agreement shall be designated as a separate payment within the meaning of Section 409A. Any payment under this Agreement which is conditioned upon Executive’s execution of a Release which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year. Notwithstanding any other provision in this Agreement, if on the date of Executive’s separation from service (as defined in Section 409A) (a) the Company is a publicly traded corporation and (b) Executive is a “specified employee,” as defined in Section 409A, then to the extent any amount payable under this Agreement upon Executive’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death. In the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstances will the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A.

10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

11.Miscellaneous.

(a)This Agreement constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between Executive and the Company related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between Executive and the Company, written or oral. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

(b)No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, except as otherwise set forth in Section 8 hereof (Governing Law; Forum Selection; Severability; Survival). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of this 18 day of Dec, 2020.

MTS SYSTEMS CORPORATION
By: /s/ ROBERT J. RIES
Name: Robert J. Ries
Title: VP, Human Resource Operations

EXECUTIVE
/s/ RANDY J. MARTINEZ
Name: Randy J. Martinez

Exhibit A
Waiver and Release
(see attached)

MTS SYSTEMS CORPORATION
RETENTION AGREEMENT
WAIVER AND RELEASE
ON TERMINATION OF EMPLOYMENT

I, Randy J. Martinez, President and CEO, acknowledge that I will receive or be eligible to receive benefits pursuant to the Retention Agreement (the “Retention Agreement”), effective as of December 18, 2020, by and between MTS Systems Corporation, a Minnesota corporation (“MTS”), and myself, in exchange for my waiver and release of any and all claims as set forth in this waiver and release (the “Release”), provided that I do not exercise my rights to rescind this Release. I have been advised by MTS to consult with an attorney before signing this Release.

Waiver and Release of Claims

In consideration of MTS' payment of the Second Retention Bonus as provided in the Retention Agreement, I agree as follows:

(1)I, for myself, my heirs, successors, assigns, and anyone who has or obtains any legal rights or claims through me, hereby fully waive, release, agree not to sue, and forever discharge MTS, its past and present subsidiaries, affiliates, directors, officers, shareholders, agents, employees, successors, attorneys, insurers, indemnitors, and assigns (the “Releasees”) from any and all legal and equitable claims, actions, demands, causes of action, administrative claims, damages, claims for attorneys’ fees, costs, and disbursements, individual or class action claims, or liabilities of any nature whatsoever, whether known or unknown, in law or in equity, contract or tort, arising out of or in connection with my employment, or otherwise, and however originating or existing, from the beginning of time through the date of my signing of this Release.

This Release includes, without limiting the generality of the foregoing, any claims for wages, bonuses, deferred compensation, commissions, penalties, vacation pay, breach of contract, promissory estoppel, misrepresentation, wrongful or retaliatory discharge, defamation, obstruction of benefits, any alleged violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Minnesota Human Rights Act, and any claim for discrimination or retaliation based on a protected class under local, state or federal law. I understand that I am not waiving any claims or rights which I may have which arise after I sign this Release, including any claim related to the enforcement of this Release.

I release and agree not to sue and forever discharge and give up all of my claims against the Releasees to the full extent allowed by law. I understand that nothing contained in this Release shall be construed to prohibit me from seeking recourse through a government agency exercising any rights that are not allowed to be released by law. However, this Release includes a release of my right to file a court action or to seek individual remedies or damages in any court action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency. To the full extent permitted by law, I agree to withdraw any lawsuits, charges, complaints, claims, charges of discrimination and any other allegation or demand that I currently have pending against the Releasees.

I explicitly understand and agree that this Release is not intended to, and does not, (a) constitute an unlawful release or waiver of any of my rights under any laws, or (b) prevent or interfere with my ability/right to (i) provide truthful testimony if under subpoena to do so, (ii) file any charge with or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, any state or municipal agency enforcing equal employment opportunity laws, or any other governmental entity (although I understand that I am waiving the right to any monetary recovery in connection with such a charge), and/or (iii) respond as otherwise provided by law.

(2)I agree not to at any time following my termination divulge, disclose, communicate or use for my benefit or the benefit of any person outside MTS any of MTS's confidential information. Confidential information includes but is not limited to MTS's trade secrets, records, data, specifications, developments, secret inventions, research activity, processes, designs, sketches, drawings, bills of material, supplier lists, manufacturing processes, methods and equipment;

customer, prospective customer and vendor lists, identities, contacts or information; short term and long range plans, all financial information, including sales, specific customer account sales, gross margin information, operating expense and information, competitive strategies and pricing information, procurement resources, information concerning MTS's business or its manner of operation, personnel information, sales and marketing strategies and information, and any other confidential or technical information which I have obtained during my employment with MTS and which has not been made public or otherwise disclosed in a non-confidential manner.

I acknowledge that MTS denies it is responsible or legally obligated to me for any claims I may have, other than claims to enforce my rights under this Release. This Release and the receipt of benefits under the Retention Agreement fully resolve any and all differences MTS and I may have regarding my employment and separation from employment with MTS. This Release supersedes all prior written and oral agreements, policies and understandings between MTS and me, except for, if applicable, any obligations under the MTS EMPLOYEE AGREEMENT that survive termination of employment (the “Post-Termination obligations”). Any Post-Termination Obligations remaining under the MTS EMPLOYEE AGREEMENT shall continue to be fully effective and enforceable according to their terms and I hereby affirm any remaining Post-Termination Obligations under said AGREEMENT.

Opportunity for Review

My signature below acknowledges that I have read this Release carefully and understand all its terms; that I have had a full opportunity to consult with an attorney before signing it; and that I am signing it knowingly and voluntarily. In signing this Release, I have not relied upon any representation by any MTS employee, agent or attorney. If I am at least age 40 when I receive this Release, I understand that I have 21 days to review this Release before I sign it. If I am at least age 40 when I receive this Release and my termination of employment is part of a reduction in force involving more than one employee the following shall occur: (1) “45” shall be substituted for “21” in the previous sentence of this section; and (2) I will receive and acknowledge receipt of Attachment 1 to this Release, which describes the ages of MTS employees eligible and ineligible to receive these benefits and the positions and departments of these employees in accordance with the requirements of the Age Discrimination in Employment Act.

Right to Rescind

I understand that this Release is governed by Minnesota law. I further understand that I have the right to rescind this Release within 7 calendar days of signing this Release to reinstate federal claims under the Age Discrimination in Employment Act (if I am age 40 or over when I receive this Release) and that I have the right to rescind this Release within 15 calendar days of my signing this Release to reinstate claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must be in writing, and delivered to MTS Systems Corporation, Attn: Senior Vice President, General Counsel, with copies to Vice President, HR Operations, 14000 Technology Drive, Eden Prairie, MN, 55344, by hand or mail within the 7-day or 15-day period. If I deliver the rescission by mail, it must be postmarked within 7 or 15 calendar days of the date on which I sign this Release and sent by certified mail, return receipt requested. I also understand that this Release will become effective and enforceable only after the rescission periods have expired. If I rescind this Release, MTS will not owe me the Second Retention Bonus under the Retention Agreement.

I understand that this Release must be signed and dated by me and returned to MTS Systems Corporation, Attn: Senior Vice President, General Counsel, with copies to Vice President, HR Operations, 14000 Technology Drive, MN 55344, as
of [Insert applicable date 21 days or 45 days from receipt of Release per the “Opportunity for Review” paragraph].

Employee Signature	Date
[CANNOT BE SIGNED PRIOR TO DATE OF TERMINATION]

Accepted and approved by:

By:
Date

ATTACHMENT 1

Age Discrimination in Employment Act Disclosure